Exhibit 21

                     SUBSIDIARIES OF BOB EVANS FARMS, INC.


                                                  State or Other Jurisdiction of
Name                                              Incorporation or Organization
__________________________________                ______________________________

BEF Holding Co., Inc. ............................... Delaware

Bob Evans Farms, Inc. ............................... Ohio

Owens Country Sausage, Inc. ......................... Texas

Mrs. Giles Country Kitchens, Inc. ................... Ohio

Hickory Specialties, Inc. ........................... Tennessee

BEF Aviation Co., Inc. .............................. Ohio

BEF RE Holding Co., Inc. ............................ Delaware

BEF REIT, Inc. ...................................... Ohio



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